Exhibit 10.1

INFUSYSTEM HOLDINGS, INC.

Share Award Agreement

This Share Award Agreement (the “Agreement”) by and between Sean McDevitt (the “Participant”) and InfuSystem Holdings, Inc. (the “Company”), dated this      day of April, 2010, evidences the grant to the Participant of the right to receive up to 2,000,000 shares of common stock of the Company, par value $0.0001 per share (individually, a “Share” and collectively, the “Shares”), on the following express terms and conditions:

1.	Delivery of Shares. The following table sets forth the number of Shares that the Company shall deliver to the Participant at the end of any 20 consecutive day trading period where the Company’s per Share price has closed at or above the following price for each day during such trading period:

Price Achieved	Number of Shares to be Delivered
$5.00	250,000
$7.50	250,000
$10.00	500,000
$15.00	1,000,000

Total	2,000,000

The Company shall have at all times available and reserved for issuance pursuant to this Agreement authorized but unissued Shares in amounts sufficient to meet the Company’s obligations to issue Shares to the Participant under this Agreement.

2.	Vesting and Forfeiture Provisions.

(i) Except as otherwise provided in Sections 2(ii), 2(iii), or 2(iv) of this Agreement, at such time as the Participant is no longer serving for any reason as an officer, director, or employee of the Company or any subsidiary of the Company, the Participant shall forfeit the right to delivery of any further Shares.

(ii) In the event that the Company undergoes a Change in Control (as that term is defined in Section 3 below) while the Participant is serving as an officer, director, or employee of the Company or any subsidiary of the Company or during the period of one year beginning on the first day after the Participant is no longer serving for any reason as an officer, director, or employee of the Company or any subsidiary of the Company, then the Participant shall become vested in 100% of the Shares effective immediately prior to the time of the Change in Control.

(iii) If the Participant dies while serving as an officer, director, or employee of the Company, the Participant shall become vested in 100% of the Shares effective immediately prior to his death.

(iv) If the Company pays any dividend, other than ordinary course cash dividends, to its shareholders while the Participant is serving as an officer, director, or employee of the Company or any subsidiary of the Company, the Participant shall become vested in 100% of the Shares effective immediately prior to such dividend payment.

3.	Change in Control. For the purposes of this Agreement, the term “Change in Control” means the following and shall be deemed to occur if and when:

(i) any person (as that term is used in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (within the meaning of Rule l3d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 35% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors unless such person is already a beneficial owner on the date of this Agreement, or

(ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board, or

(iii) a merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with such other entity, or

(iv) the sale of assets aggregating more than fifty percent (50%) of the assets of the Company on a consolidated basis, or

(v) a reorganization, reverse stock split, or recapitalization of the Company which would result in any of the foregoing.

Notwithstanding anything contained herein to the contrary, any merger of the Company with InfuSystem, Inc. or a subsidiary or affiliate of InfuSystem, Inc. shall not be deemed to be a Change in Control. In addition to the foregoing, a liquidation or dissolution of the Company shall be considered a Change in Control so long as the delivery of Shares that is made upon such liquidation or dissolution complies with the procedures set forth in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A).

4.	Issuance of Shares. The Company, or its transfer agent, will deliver the vested Shares and any related stock power to the Participant as soon as practicable after such Shares become vested, but no later than March 15th of the year after the year in which the Shares vest. If the Participant dies before the Company has distributed any portion of the vested Shares, the Company will transfer any shares payable with respect to the vested Shares in accordance with the Participant’s written beneficiary designation or to the Participant’s estate if no written beneficiary designation is provided. If the Participant does not have a will at the time of his death, any shares payable with respect to the vested Shares will be distributed in accordance with the laws of descent and distribution.

5.	Taxes. For each year, the Company shall pay to the Participant such additional compensation as is necessary (after taking into account all federal, state, and local taxes, including income, excise, and employment taxes payable by the Participant as a result of the receipt of such additional compensation) to place the Participant in the same after-tax position he would have been in had no tax been paid or incurred with respect to the benefits received under this Agreement (the “Tax Gross-Up”). The Tax Gross-Up shall be determined assuming that the maximum federal, state, and local tax rates apply to all such amounts and shall include interest and penalties, if any. Any applicable Tax Gross-Up shall be paid to the Participant, withheld, or remitted, as applicable, in cash or stock, at the option of the Company, at the appropriate time but no later than December 31 of each year. Notwithstanding the form of any Tax Gross-Up, it is the intent of the parties that the Participant will be in the same after-tax position he would have been in had no federal, state, and local taxes of any kind (or interest and penalties thereon) been payable with respect to the benefits received under this Agreement.

6.	Capital Adjustment. In the event of a stock split, stock dividend, reclassification, reorganization, redesignation, or other change in the Company’s capitalization or corporate structure, the Price Achieved and the Number of Shares to be Delivered specified in Section 1 above shall be proportionately adjusted or substituted to reflect such change.

7.	Grant Subject to Plan Provisions. Although the grant of this right, and any Shares issued under this Agreement, are outside of the Company’s 2007 Stock Incentive Plan (the “Plan”), this grant of this right shall be subject to the terms and conditions of the Plan as in effect on the date of this Agreement (excluding sections 4, 5.1(c), (d), and (e), 6, and 8.4 thereof) as if it were an Award thereunder, and such terms and conditions are hereby incorporated by reference. Any future amendment, modification, or termination of the Plan shall not be incorporated by reference into this Agreement without the prior written consent of the Participant.

8.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent Delaware General Corporation Law applies by reason of the Company’s incorporation in the State of Delaware.

9.	Amendment. This Agreement may be amended or modified at any time by mutual agreement between the Company and the Participant.

10.	Miscellaneous. A copy of the Plan, and other materials required to be delivered or made available to the Participant, will be delivered or made available electronically, provided that upon request of the Participant, the Company will deliver to the Participant paper copies of such materials. By accepting the grant of the Shares under this Agreement, the Participant hereby agrees to be bound by the terms and conditions of the Plan as in effect on the date of this Agreement and this Agreement. The payment of any award, Shares, benefits, or dividends hereunder is expressly conditioned upon the terms and conditions of this Agreement and the Plan as in effect on the date of this Agreement and the Participant’s compliance with such terms and conditions. Notwithstanding anything to the contrary in this Agreement, in the event the terms of the Plan or any action taken by the Committee (as defined in the Plan) are inconsistent with the terms of this Agreement, the terms of this Agreement control.

INFUSYSTEM HOLDINGS, INC.		Agreed to and Accepted by:

By:	/s/ Pat LaVecchia	/s/ Sean McDevitt
	Pat LaVecchia	Sean McDevitt
Vice Chairman

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